Exhibit 10.1

[DSP Group, Inc. letterhead]

October 27, 2009

RE:	Amendment to Employment Agreement by and among DSP Group, Inc., DSP Group, Ltd. and Eli Ayalon, as amended (the “Employment Agreement”).

Effective Date: October 27, 2009

In the event Mr. Ayalon desires to terminate the Employment Agreement without Good Reason (as defined in the Employment Agreement), he will have to notify DSP Group, Inc. six months in advance (the “Notice”) and then all of his rights under the Employment Agreement would continue during the six-month notice period plus two years. All options held by Mr. Ayalon would accelerate and immediately vest 6 months following the date of the Notice and be exercisable in whole or in part at any time from the date of the vesting of the options for a period of two years.

/s/ Ofer Elyakim
Ofer Elyakim
Chief Executive Officer

Agreed and acknowledged by:

/s/ Eli Ayalon
Eli Ayalon